Exhibit (13)(b)

BROOKFIELD INVESTMENT MANAGEMENT INC.

FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of March, 2014, by and between BROOKFIELD INVESTMENT MANAGEMENT INC., (“BIM”) with respect to Brookfield High Income Fund Inc., a Maryland corporation (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, BIM is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, BIM also serves as administrator to the Fund and desires to retain USBFS to provide fund sub-administration services to the Fund listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Appointment of USBFS as Sub-Administrator

BIM hereby appoints USBFS as sub-administrator of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.                                      Services and Duties of USBFS

USBFS shall provide the following sub-administration services as may be authorized and directed by BIM from time to time:

A.                                    General Fund Management:

(1)                                 Act as liaison among Fund service providers.

(2)                                 Supply:

a.               Office facilities (which may be in USBFS’, or an affiliate’s, own offices).

b.               Non-investment-related statistical and research data as requested.

(3)                                 Coordinate the Fund’s board of directors’ (the “Board of Directors” or the “Directors”) communications, such as:

a.               Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.               Prepare reports for the Board of Directors and BIM based on financial and administrative data.

c.                Assist with the selection of the independent auditor.

d.               Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.                Prepare minutes of meetings of the Board of Directors and Fund shareholders.

f.                 Recommend dividend declarations to BIM and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.                Attend Board of Directors meetings and present materials for Directors’ review at such meetings.

(4)                                 Audits:

a.               For the annual Fund audit, prepare appropriate schedules and materials, provide requested information to the independent auditors, and facilitate the audit process.

b.               For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.                For all audits, provide office facilities, as needed.

(5)                                 Assist with overall operations of the Fund.

(6)                                 Pay Fund expenses upon written authorization from the Fund.

(7)                                 Keep the Fund’s governing documents, including its articles, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

B.                                    Compliance:

(1)                                 Regulatory Compliance:

a.              Monitor compliance with the 1940 Act requirements, including:

(i)                                     Asset and diversification tests.

(ii)                                  Total return and SEC yield calculations.

(iii)                               Maintenance of books and records under Rule 31a-3.

(iv)                              Code of ethics requirements under Rule 17j-1 for the disinterested Directors.

b.               Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.                Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with (i) any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Fund, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.               Monitor applicable regulatory and operational service issues, and update BIM periodically.

e.                Draft and disseminate to the New York Stock Exchange quarterly earnings statements, annual written affirmation statements and record date notification for annual meetings of Fund shareholders, proxy voting updates and final results and miscellaneous press releases as periodically required with respect to material changes within the Fund.

f.                 As applicable, prepare rating agencies compliance certificates within 5 business days following month end.

(2)                                 Blue Sky Compliance:

a.               Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

b.               Monitor status and maintain registrations in each state and applicable U.S. territories.

c.                Provide updates regarding material developments in state securities regulation.

(3)                                 SEC Registration and Reporting:

a.               Assist Fund counsel in updating the Fund’s Prospectus and SAI and in preparing proxy statements.

b.               Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Form N-PX filings.

c.                Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.               File fidelity bond under Rule 17g-1.

e.                Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.                 File shareholder reports under Rule 30b-2.

(4)                                 IRS Compliance:

a.               Monitor the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)                                     Diversification requirements.

(ii)                                  Qualifying income requirements.

(iii)                               Distribution requirements.

b.               Calculate required distributions (including excise tax distributions).

C.                                    Financial Reporting:

(1)                                 Provide financial data required by the Prospectus and SAI.

(2)                                 Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and the independent auditor.

(3)                                 Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)                                 Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

(5)                                 Monitor expense accruals and make adjustments as necessary; notify BIM of adjustments expected to materially affect the Fund’s expense ratio.

(6)                                 Prepare financial statements, which include, without limitation, the following items:

a.               Schedule of Investments.

b.               Statement of Assets and Liabilities.

c.                Statement of Operations.

d.               Statement of Changes in Net Assets.

e.                Statement of Cash Flows (if applicable).

f.                 Schedule of Capital Gains and Losses

g.                Financial Highlights.

h.               Notes to financial statements

(7)                                 Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.                                    Tax Reporting:

(1)                                 Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)                                 Prepare state income breakdowns where relevant.

(3)                                 File Form 1099 for payments to disinterested Directors and other service providers.

(4)                                 Monitor wash sale losses.

(5)                                 Calculate eligible dividend income for corporate shareholders

(6)                                 Calculate return of capital for shareholders

3.                                      Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  BIM shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  BIM shall notify USBFS in writing within 30 calendar days following receipt of each invoice if BIM is disputing any amounts in good faith. BIM shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense BIM is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

4.                          License of Data; Warranty; Termination of Rights

A.                                    USBFS has entered into an agreement with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”) and FactSet Research Systems Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit C.  The index data services being provided to BIM on behalf of the Fund by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to BIM.  The provisions in Exhibit C shall not have any affect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.                                    BIM agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of BIM’s or any third party’s use of, or inability to use, the Data or any breach by BIM of any provision contained in this Agreement.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

5.                          Representations and Warranties

A.                                    BIM  hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)                                 This Agreement has been duly authorized, executed and delivered by BIM, in accordance with all requisite action and constitutes a valid and legally binding obligation of BIM, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)                                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.                                    USBFS hereby represents and warrants to BIM,  which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)                                 This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)                                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.                          Standard of Care; Indemnification; Limitation of Liability

A.                                    USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by BIM or the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement,  BIM shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of BIM or the Fund, as approved by the [title] of BIM or the Board of Directors, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of BIM, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold BIM  harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that BIM may sustain or incur or that may be asserted against BIM  by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “BIM” shall include BIM’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the BIM shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide BIM, at such times as BIM may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.                                    In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.                                    The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.                                    If USBFS is acting in another capacity for BIM pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

7.                          Data Necessary to Perform Services

BIM or the Fund or their agents shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.                          Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of BIM or the Fund, all records and other information relative to BIM or the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by BIM , which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by BIM.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from BIM  or its agents, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by BIM pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time, and Massachusetts 201 CMR 17.00 standards for the protection of personal information.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to BIM or the Fund and its shareholders.

8.                                      Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to BIM, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of BIM and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to BIM or a designee on and in accordance with a request.

9.                                      Compliance with Laws

BIM, on behalf of itself and the Fund, has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’s services hereunder shall not relieve BIM of its responsibilities for assuring such compliance or the Fund’s Board of Directors’ oversight responsibility with respect thereto.

10.                               Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year and thereafter will continue indefinitely.  Subsequent to the one year period, this Agreement may be terminated by either party upon giving 60 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and BIM.

11.                               Early Termination

In the absence of any material breach of this Agreement, should BIM elect to terminate this Agreement prior to the end of the one year term, BIM agrees to pay the following fees:

a.              all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

b.              all fees associated with converting services to successor service provider;

c.               all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.              all out-of-pocket costs associated with a-c above.

12.                               Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by BIM by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of BIM, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to BIM (if such form differs from the form in which USBFS has maintained the same, BIM shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to BIM.

13.                               Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by BIM without the written consent of USBFS, or by USBFS without the written consent of BIM.

14.                               Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.                               No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.                               Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.                               Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.                               Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice.  BIM acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf.  Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

19.                               Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn:  Michael R. McVoy

Fax:  414-905-7991

and notice to BIM shall be sent to:

Brookfield Investment Management Inc.

250 Vesey Street, 15th Floor

New York, NY 10281-1023

Attn:  Brian Hurley

20.                               Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BROOKFIELD INVESTMENT MANAGEMENT INC.

By:	/s/ Angela W. Ghantous

Name: Angela W. Ghantous

Title: Treasurer

U.S. BANCORP FUND SERVICES, LLC

By:	/s/s Michael R. McVoy

Name: Michael R. McVoy

Title: Executive Vice President

Exhibit A to the

Fund Sub-Administration Servicing Agreement

Brookfield Investment Management Inc.

Fund Names

Brookfield High Income Fund Inc.

Exhibit B to the

Fund Sub-Administration Servicing Agreement — Brookfield Investment Management Inc.

CLOSED-END FUND

FUND SUB-ADMINISTRATION, FUND ACCOUNTING, AND CUSTODY SERVICES

ANNUAL FEE SCHEDULE for Brookfield High Income Fund, Inc. (Brookfield
Investment Management Inc.) — March, 2014

Fund Sub-Administration Services Per Fund*	Fund Accounting Services Per Fund*
7 basis points on the first $100 million	3 basis points on the first $100 million
5 basis points on the next $200 million	2 basis points on the next $200 million
3 basis point on the balance above $300 million	1 basis point on the balance above $300 million

Minimum annual fee: $45,000	Minimum annual fee: $30,000

Services Included in Annual Fee Per Fund

•                  Advisor Information Source Web portal

Chief Compliance Officer Support Fee*

•                  $2,000 /service per year

Custody Annual Fee Based Upon Market Value Per Fund*

.40 basis point on average daily market value

Minimum annual fee per fund - $6,000

Plus portfolio transaction fees

Custody Portfolio Transaction Fees

$4.00 /book entry DTC transaction/Federal Reserve transaction/principal paydown

$7.00 /U.S. Bank repurchase agreement transaction

$6.00 /short sale

$8.00 /option/future contract written, exercised or expired

$15.00 /mutual fund trade/Fed wire/margin variation Fed wire

$50.00 /physical security transaction

$5.00 /disbursement (waived if U.S. Bancorp is Administrator)

$150.00 /segregated account per year

•                  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

•                  No charge for the initial conversion free receipt.

•                  Overdrafts — charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses

Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, third-party data provider costs, postage, stationery, programming, special reports, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary), CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities, expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Additional Services

Available but not included above are the following services — legal administration (e.g., registration statement update), Section 15(c) reporting, daily compliance testing (Charles River), electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly.

Exhibit B (continued) to the

Fund Sub-Administration Servicing Agreement — Brookfield Investment Management Inc.

FUND ACCOUNTING SERVICES

SUPPLEMENTAL SERVICES

FEE SCHEDULE at March, 2014

Pricing Services

•                  $0.15 Domestic and Canadian Equities/Options

•                  $0.50 Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates

•                  $0.80 CMOs/Municipal Bonds/Money Market Instruments/International Bonds

•                  $2.25 /Fund per Day - Bank Loans

•                  $3.00 /Fund per Day - Credit Default Swaps/Swaptions

•                  $1.50 /Fund per Day - Basic Interest Rate Swaps

•                  $125 /Fund per Month - Mutual Fund Pricing

•                  $2.00 /Foreign Equity Security per Month for Corporate Action Service

•                  $1.00 /Domestic Equity Security per Month for Corporate Action Service

•                  $125 /Month Manual Security Pricing (>10/day)

Factor Services (BondBuyer)

•                  $1.50 /CMO/Month

•                  $0.25 /Mortgage Backed/Month

•                  $300 /Month Minimum/Fund Group

Fair Value Services (FT Interactive)

•                  $0.60 on the First 100 Securities/Day

•                  $0.44 on the Balance of Securities/Day

NOTE: Prices above are based on using IDC as the primary pricing service and are subject to change.  Use of alternative sources may result in additional fees.

Exhibit C to the Fund Sub-Administration Servicing Agreement - Brookfield Investment Management Inc.

REQUIRED PROVISIONS OF MSCI, S&P and FACTSET

•                  BIM shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

•                  BIM shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•                  BIM shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET.  Further, BIM shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•                  BIM shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Fund’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•                  BIM shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

•                  BIM shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI, S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Fund.

•                  BIM shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

•                  BIM shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO BIM ON AN “AS IS” BASIS.  USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

BIM ASSUMES THE ENTIRE RISK OF ANY USE BIM MAY MAKE OF THE DATA.  IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE FUND, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF BIM TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.